EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

January 22, 2007

For more information contact:

Richard L. Browdy, President

(954) 776-2332 or rlbrowdy@optimumbank.com

Albert J. Finch, Chairman of the Board

(954) 776-2332 or ajfinch@optimumbank.com

OptimumBank Holdings Announces Record Year End Results

Fort Lauderdale, FL.  (January 22, 2007).  OptimumBank Holdings, Inc. (NASDAQ: OPHC) reported net income of $1,834,839 or $.65 per basic and $.62 per diluted share for the year ended December 31, 2006, compared to net income of $1,600,564 or $.60 per basic and $.58 per diluted share reported for the prior year ended December 31, 2005.  Net income for the fourth quarter ended December 31, 2006 was $380,829 or $.14 per basic and $.13 per diluted share compared to $428,110 or $.16 per basic and diluted share reported for the same quarter last year. “The Company reported record earnings for the year 2006 as it has each year since its inception on November 1, 2000.  We remain optimistic as we start the year 2007 as we see signs of an improving economy,” noted Board Chairman Albert Finch.

The company’s assets as of December 31, 2006 increased to $225.7 million compared to $206 million at December 31, 2005, a $19.7 million increase.  The company’s net loan portfolio also increased to $181.8 million at December 31, 2006, compared to $170.2 million at December 31, 2005.  “A softening marketplace slowed the company’s growth during 2006, but our solid earnings base should maintain good performance levels moving forward,” remarked President Richard Browdy. The company reported no loan delinquencies and no non-performing assets or real estate owned on the books at December 31, 2006.

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties. OptimumBank also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281